Exhibit 10-P-13

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March ___, 2007
Dear      ,
In March 2006, the Compensation Committee of the Board of Directors awarded you the opportunity to earn restricted stock equivalents (RSEs). The size of this award opportunity was calculated by converting one-half of the value of the amount of stock options that you otherwise would have received to an equivalent value of RSEs. The Compensation Committee designated the following as the 2006 performance metrics for this award:
•	Company Performance

•	Strategic Direction and Operational Effectiveness

•	Leadership

•	People and Culture
The Compensation Committee has reviewed the 2006 performance-to-objectives and determined the 2006 award will payout at 62% of the grant. Therefore, you are being awarded [ ] RSEs.
Your RSE award will be subject to a one-year restriction period, ending March ___, 2008, during which time dividend equivalents will be paid in cash, if dividends are paid on Ford Common Stock. As soon as practicable after the restriction lapses, shares of Ford Common Stock will be issued to you, less any shares withheld to cover any tax liability on the value of the grant.
Your RSE award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions provided at grant.
If you have any questions regarding your RSE award, please contact [      ] at [      ] or [      ] at [      ].

Regards,

[ ], Director
Compensation & Executive Personnel